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                                                                   EXHIBIT 10.12

[LOGO OF INTERLINK]


January 18, 1996


Ms. Gloria Purdy
669 Waverly
Palo Alto, CA 94301

Dear Gloria,

On behalf of Interlink Computer Sciences Inc., it gives me great pleasure to extend you an offer for the position of Vice President, Finance and CFO. In this position you will continue to be an officer of the company and a member of our senior management team.

Your compensation will consist of the items below:

Base Salary:            $12,500 per month, payable semi-monthly

Bonuses: You will be eligible to receive bonuses for the remainder of FY96 (through July 31, 1996) for completion of specific objectives. These bonuses are payable according to the following:

                        Meet or exceed Q3 operating plan (for old ICS) - $5,250 Meet or exceed Q4 operating plan (for old ICS) - $5,250 Receive Board approval on a plan to grow the Company by 35% from FY96 plan for revenue in FY97 - $10,500 Exceed operating plan by 10% - $7,500

                        These bonuses are payable quarterly upon achievement of the objectives.

Stock Options:          You will receive 15,000 stock options if the Company
                        meets the FY96 operating plan and 15,000 stock options if the plan to grow the Company by 35% in FY97 is approved by the Board.

Termination and
 Severance:             Your term of employment commences January each year
                        and is subject to the following termination provisions.
                        Your employment will be automatically renewed annually
                        as of January 1 and each January 1 thereafter, provided
                        neither party has given written notice to the other
                        party of its or her intent not to renew at least 9O days
                        prior to the renewal date. If your employment is
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                        terminated and after the 9O day notice period has
                        expired, you will be entitled to receive payment as outlined below.

                        Employee's employment with the Company shall be terminated (i) by reason of Employee's death, (2) by reason of Employee becoming permanently disabled as defined in Paragraph 7, or (3) for cause. For purposes of the preceding sentence, "cause" shall be deemed to exist if, and only if; (I) Employee willfully refuses to perform services hereunder; (ii) Employee engages in acts of dishonesty or fraud in connection with her services hereunder; or (iii) Employee engages in other serious misconduct of such a nature that continued employment of Employee may reasonably be expected to adversely affect the business or properties of the Company.

                        If the Company determines that a reason constituting cause for termination has occurred, it shall give Employee written notice of at least 30 days prior to the proposed date of termination of employment. In the event of termination of employment pursuant to this subparagraph (a), all obligations of the Company shall hereunder terminate.

                        If Employee's employment with the Company shall terminate other than for cause, voluntary termination, permanent disability, death or retirement on or after age 65, Employee shall be entitled to severance pay equal to six months base salary at the then current rate. Notwithstanding the foregoing, in the event Employee's employment is terminated within 12 months following a merger, sale of assets or sale of shares as specified in subparagraph (d) below, Employee shall be entitled to receive severance pay equal to the greater of (I) a number of months of base salary continuance at the then current rate equal to 12 minus the number of months elapsed from the closing date of such merger, sale of assets or sale of shares, and (ii) 6 months base salary at the then current rate.

                        If Employee's employment with the company shall terminate for cause, or due to death, disability, voluntary termination or retirement on or after age 65, any portion of her fixed salary which is earned but unpaid as of the date of death or retirement shall be paid to Employee, or her designated beneficiary in the event of her death, or if
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                        none to her then living Spouse, or if none, to the duly
                        appointed personal representative of her estate.

                        If Employee's employment with the Company shall terminate within 12 months following the acquisition of the Company by merger, sale of assets or sale of shares pursuant to which the shareholders of the company retain or receive in such transaction less than 50% of the outstanding voting equity securities of the surviving corporation (but specifically excluding any financings involving Shareholders of the Company), Employee shall be entitled to receive 100% acceleration of unvested stock options or with mutual agreement, the Board may offer equivalent compensation. If the accelerated vesting of options or granting of equivalent compensation precludes a pooling treatment of the acquisition, the Board must act in the interest of the Company and perfect this compensation through alternate solutions to the Employee.

This offer letter supersedes all other offer letters and compensation plans. This does not Supersede the Management and Key Employee Cash Bonus Agreement, the Employee Non-Disclosure Agreement and Indemnification Agreement's previously signed.

Please sign this letter to indicate your acceptance of this new position effective February 1, 1996.

Sincerely,

INTERLINK COMPUTER SCIENCES, INC.

/s/ Charles W. Jepson

Charles W. Jepson
President & CEO
                                         Agreed and accepted by:

                                         /s/ Gloria Purdy
                                         --------------------------------
                                             Gloria Purdy

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                                                 Date